American Mold Guard Announces The Addition of Dr. Asif Ali to Lead the Company's Antimicrobial Surface Treatment Operation

SAN JUAN CAPISTRANO, Calif., -- (PRIMEZONE) -- October 17, 2006-- American Mold Guard, Inc. (NasdaqSC: AMGI, AMGIW, AMGIZ), an industry leader in the field of mold prevention services, today announced the appointment of Dr. Asif Ali as President of AMG Scientific, LLC. In his capacity as President of AMG Scientific, Dr. Ali will lead the Company's antimicrobial surface treatment operations targeting infectious disease control.

Dr. Asif Ali completed his medical training at the University of Texas Medical School as a Doctor of Medicine and his residency in internal medicine at the University of Texas Health Science Center in Houston, Texas. Dr. Ali received his master's degree in Public Health from the University of Texas School of Public Health and he has a Bachelor of Science degree in Biology from Trinity University in San Antonio, Texas. Prior to joining AMG Scientific, Dr. Ali was a practicing physician in internal medicine. Dr. Ali has co-authored numerous research papers in leading medical journals. Dr. Ali is and has been involved with numerous volunteer projects, most notably as founder of the Ayesha Begum Charity Organization, which provides medical aid and education for children. He has received recognition for his work in mentoring medical students and volunteering in community health clinics.

"The costs of HAIs in both human and financial terms is staggering," said Dr. Ali. "This application has the potential to save countless lives and dollars and I'm excited to be a part of a truly innovative approach to combat the problem. Our work with this product shows promise to dramatically reduce interior surface transmitted diseases across the country and contribute to improved public health," concluded Dr. Ali.

"The addition of Dr. Ali to the American Mold Guard team adds tremendous experience and credibility to our focus on antimicrobial surface treatment against hospital acquired infections (HAIs)" said Tom Blakeley CEO of American Mold Guard. "As a respected Physician in Houston, Dr. Ali brings a wealth of knowledge, passion and industry contacts instrumental towards expanding the company's leadership in protecting institutions against the spread of infectious diseases. His leadership and experience with hospital acquired infections (HAIs) coupled with American Mold Guard's innovative surface applications in antimicrobial polymer technology, will enable the company to expand its service offerings, using existing operational infrastructure, to help reduce the number of HAIs throughout the United States" concluded Mr. Blakeley.

"We are excited about Dr. Ali joining AMG Scientific, as well as the recent addition of Dr. Atif Malik as Chief Science Officer. Having these noted professionals lead this new initiative is an exciting step forward for the company" said Paul Bowman, Chief Financial Officer of American Mold Guard. "Both doctors have published articles and are top physicians' in their field. Dr. Ali and Dr. Malik are passionate about subduing infectious disease, not only in this country, but throughout the world. Dr. Ali and Dr. Malik have scrutinized American Mold Guard's antimicrobial chemistry and believe that with proper application, it will have a significant effect towards reducing interior surface transmitted infectious disease" concluded Mr. Bowman.

About American Mold Guard

American Mold Guard, Inc. (Nasdaq:AMGI), founded in 2002, is the industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Louisiana, Mississippi and Florida; with active expansion throughout the United States. Its customers include many of the largest national and regional home builders. Visit: www.americanmoldguard.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development, future broad market acceptance of mold and hospital acquired infection prevention services, difficulties in raising additional capital in the future, difficulties and delays in establishing the "Mold Guard" brand, the impact of the absence of significant proprietary technology underlying our services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the company's raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the company's customers, changes in the anticipated size or trends of the markets in which the company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the company may compete. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise..

For Further Information:

RedChip.

Sanford Diday

1-800-733-2447

Sanford@redchip.com

Anne Steinberg or James Briggs

Kitchen Public Relations

212-687-8999

anne@kitchenpr.com or jbriggs@kitchenpr.com

At the Company: Investor Relation Contact

Paul Bowman
Chief Financial Officer
(949) 240-5144
pbowman@americanmoldguard.com